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                                                                     EXHIBIT 5.1




                               January __, 1997


Taylor Capital Group, Inc.
350 East Dundee Road
Wheeling, Illinois 60090

Gentlemen:

        We have acted as counsel to Taylor Capital Group, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of 1,530,000 shares of ___% Non-cumulative Perpetual Preferred Stock, Series A, par value $.01 per share (the "Preferred Stock"), to be sold to the public through a firm commitment underwriting pursuant to a Purchase Agreement, dated January __, 1997, by and among the Company, Piper Jaffray Inc. and
Robert W. Baird & Co. Incorporated (the "Purchase Agreement").

        For the purposes of rendering our opinion as stated herein, we have made such inquiries and examined such documents as we have considered necessary or appropriate, including the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the Certificate of Incorporation of the Company, including the Certificate of Designation relating to the Preferred Stock in the form submitted for our review to be filed with the Secretary of State of Delaware in accordance with Section 103 of the General Corporation Law of the State of Delaware (collectively, the "Certificate of Incorporation"), the By-Laws of the Company, resolutions of the Board of Directors of the Company, the Purchase Agreement, the Registration Statement on Form S-1, as amended, with respect to the Preferred Stock, originally filed by the Company with the Securities and Exchange Commission on October 24, 1996 (together with all amendments, the "Registration Statement"), and certificates of public officials and representatives of the Company as to factual matters upon which we have relied. We have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons.



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Taylor Capital Group, Inc.
January __, 1997
Page 2


        Based upon and subject to the foregoing, and based upon our consideration of such matters of law as we have deemed appropriate, it is our opinion that, under Delaware law: (i) upon the Certificate of Designation being duly filed in the proper order in the form submitted for our review with the Secretary of State of Delaware in accordance with Section 103 of the General Corporation Law of the State of Delaware, the 1,530,000 shares of Preferred Stock will be duly authorized for issuance; (ii) when thereafter issued, sold, delivered and paid for in accordance with the Purchase Agreement, such shares of Preferred Stock will be validly issued, fully paid, and nonassessable; and
(iii) thereupon the relative powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the Preferred Stock will be as set forth in the Certificate of Incorporation, none of which relative powers, preferences or rights, or the qualifications, limitations or restrictions thereof, contravenes any provision of any applicable law or regulation of the State of Delaware in effect as of the date hereof.

        We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.



                                        Very truly yours,